Exhibit 99.4

GOHEALTH, INC.

2020 INCENTIVE AWARD PLAN

STOCK APPRECIATION RIGHTS GRANT NOTICE

Capitalized terms not specifically defined in this Stock Appreciation Rights Grant Notice (the “Grant Notice”) have the meanings given to them in the 2020 Incentive Award Plan (as may be amended from time to time, the “Plan”) of GoHealth, Inc. (the “Company”).

The Company has granted to the participant listed below (“Participant”) the Stock Appreciation Right described in this Grant Notice (the “SAR”), subject to the terms and conditions of the Plan and the Stock Appreciation Rights Agreement attached as Exhibit A (the “Agreement”), both of which are incorporated into this Grant Notice by reference.

Participant:	[__________]

Grant Date:	[__________]

Exercise Price per Share:	[__________]

Number of Shares Subject to SAR:	[__________]

Final Expiration Date:	[__________]

Vesting Commencement Date:	[__________]

Vesting Schedule:	[__________]

By accepting (whether in writing, electronically or otherwise) the SAR, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement. Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.

GOHEALTH, INC.	PARTICIPANT

By:
Name:	[__________]
Title:

Exhibit A

STOCK APPRECIATION RIGHTS AGREEMENT

Capitalized terms not specifically defined in this Agreement have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.

ARTICLE I.

GENERAL

1.1 Grant of SAR. The Company has granted to Participant the SAR effective as of the grant date set forth in the Grant Notice (the “Grant Date”).

1.2 Incorporation of Terms of Plan. The SAR is subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control.

ARTICLE II.

PERIOD OF EXERCISABILITY

2.1 Commencement of Exercisability. The SAR will vest and become exercisable according to the vesting schedule in the Grant Notice (the “Vesting Schedule”) except that any fraction of a Share as to which the SAR would be vested or exercisable will be accumulated and will vest and become exercisable only when a whole Share has accumulated. Except as provided in the Vesting Schedule or as the Administrator may otherwise approve, notwithstanding anything in the Grant Notice, the Plan or this Agreement to the contrary, unless the Administrator otherwise determines, the SAR will immediately expire and be forfeited as to any portion that is not vested and exercisable as of Participant’s Termination of Service for any reason.

2.2 Duration of Exercisability. The Vesting Schedule is cumulative. Any portion of the SAR which vests and becomes exercisable will remain vested and exercisable until the SAR expires. The SAR will be forfeited immediately upon its expiration.

2.3 Expiration of SAR. The SAR may not be exercised to any extent by anyone after, and will expire on, the first of the following to occur:

(a) The final expiration date in the Grant Notice;

(b) Except as provided in the Vesting Schedule or as the Administrator may otherwise approve, the expiration of three (3) months from the date of Participant’s Termination of Service, unless Participant’s Termination of Service is for Cause or by reason of Participant’s death or Disability;

(c) Except as provided in the Vesting Schedule or as the Administrator may otherwise approve, the expiration of one (1) year from the date of Participant’s Termination of Service by reason of Participant’s death or Disability; and

(d) Except as the Administrator may otherwise approve, Participant’s Termination of Service for Cause.

As used in this Agreement, “Cause” shall mean, unless such term or an equivalent term is otherwise defined by any employment agreement, offer letter or other service agreement between a Participant and the Company or any of its Affiliates, any of the following: (i) Participant’s material breach or substantial failure to perform any of the duties, responsibilities, representation, warranties, covenants or obligations under this

Agreement or any other written agreement with the Company or any of its Affiliates (other than as a result of Participant’s death or Disability), which failure continues unremedied and uncured for a period of thirty (30) days after written notice from the Company requesting such remedy or cure by Participant, (ii) Participant’s conviction for, or plea of guilty or no contest to, or confession of guilt of, any felony or gross misdemeanor (excluding minor traffic violations or similar offenses), (iii) Participant’s commission of any act of fraud, misappropriation, embezzlement, theft or gross malfeasance with respect to the Company or any of its affiliates or any of their assets..

2.4 Leaves of Absence. If the Participant goes on a leave of absence, then the Company may adjust the Vesting Schedule in accordance with the Company’s leave of absence policy or the terms of such leave. Except as provided in the preceding sentence, the Participant shall be deemed to continue to be a Service Provider for any purpose under this Agreement while Participant is on a bona fide leave of absence, if (i) such leave was approved by the Company in writing and (ii) continued crediting of service for such purpose is expressly required by the terms of such leave or by applicable law (as determined by the Company). A Termination of Service shall be deemed to occur when such leave ends, unless the Participant immediately returns to active work.

ARTICLE III.

EXERCISE OF SAR

3.1 Person Eligible to Exercise. During Participant’s lifetime, only the Participant may exercise the SAR. After Participant’s death, any exercisable portion of the SAR may, prior to the time the SAR expires, be exercised by Participant’s designated beneficiary as provided in the Plan.

3.2 Partial Exercise. Any exercisable portion of the SAR or the entire SAR, if then wholly exercisable, may be exercised, in whole or in part, according to the procedures in the Plan at any time prior to the time the SAR or portion thereof expires, except that the SAR may only be exercised for whole Shares.

3.3 Tax Withholding. Participant acknowledges that Participant is ultimately liable and responsible for all taxes owed in connection with the SAR, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the SAR. Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or exercise of the SAR or the subsequent cash payment in respect of the SAR. The Company and the Subsidiaries do not commit and are under no obligation to structure the SAR to reduce or eliminate Participant’s tax liability.

3.4 Form of Payment. Upon the exercise of all or a portion of the SAR, the Participant shall be entitled to a cash payment equal to the Appreciation Value of the SAR being exercised, less any amounts withheld pursuant to Section 3.3. For purposes of this Agreement, “Appreciation Value” means an amount determined by multiplying the excess, if any, of the Fair Market Value of one Share on the date of exercise over the Exercise Price per Share of the SAR by the number of Shares with respect to which the SAR is exercised, subject to any limitations of the Plan.

ARTICLE IV.

OTHER PROVISIONS

4.1 Adjustments. Participant acknowledges that the SAR is subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.

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4.2 Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s Secretary at the Company’s principal office or the Secretary’s then-current email address or facsimile number. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant (or, if Participant is then deceased, to the Participant’s designated beneficiary) at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.

4.3 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

4.4 Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.

4.5 Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

4.6 Entire Agreement. The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.

4.7 Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.

4.8 Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets.

4.9 Not a Contract of Employment. Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any Subsidiary or interferes with or restricts in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.

4.10 Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.

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